Exhibit 99.1

Capitala Finance Corp. Reports Third Quarter 2020 Results

CHARLOTTE, NC, November 3, 2020--Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for the third quarter of 2020.

Third Quarter Highlights

•	A 3% increase in Net Asset Value per share to $39.99 at September 30, 2020, compared to $38.75 per share at June 30, 2020 (adjusted for 1 for 6 reverse stock split)
•	Reduced total debt to equity ratio to 1.99 at September 30, 2020, down from 2.64 at June 30, 2020
o	Repaid $59.0 million of debentures secured by the Small Business Administration (“SBA debentures”)
o	Repurchased approximately $2.2 million of 6.0% Notes due 2022
•	Cash balances of $43.7 million at quarter-end, available for investments and for general working capital needs
•	Improved credit quality as risk grade 3 and 4 investments collectively declined to 8.4% of the portfolio at September 30, 2020 compared to 28.1% at March 31, 2020, on a fair value basis

Management Commentary

In describing the Company’s third quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer of the Company, stated, “We have executed on priorities outlined in previous periods, and the results for the third quarter of 2020 validate those efforts. NAV per share increased for the second consecutive quarter. During the third quarter of 2020, we significantly reduced leverage through the repayment of SBA debentures and the repurchase of baby bonds. Credit quality continues to improve as measured by the number and dollar amount of debt investments risk rated 3 or 4. Subsequent to quarter-end, we are pleased to have closed on a new senior secured credit facility, to be used to fund new investment opportunities, including a small business investment company subsidiary, and provide working capital.”

Third Quarter 2020 Financial Results

Total investment income was $6.7 million for the third quarter of 2020, compared to $10.1 million in the third quarter of 2019. Interest and fee income were $2.1 million lower in third quarter of 2020 as compared to the third quarter of 2019, the result of lower average debt investments outstanding. Dividend income declined by $1.2 million for the comparable periods, as 2019 included $0.3 million from Capitala Senior Loan Fund II, LLC as well as a one-time $0.8 million dividend from a portfolio company.

Total expenses for the third quarter of 2020 were $6.0 million, compared to $7.1 million during the third quarter of 2019. Interest and financing expenses declined by $0.7 million, resulting from lower average debt outstanding during the third quarter of 2020, while base management fees declined by $0.3 million, resulting from a decline in total assets.

Net investment income totaled $0.7 million, or $0.27 per share, for the third quarter of 2020, compared to $3.0 million, or $1.11 per share, during the third quarter of 2019.

Net realized losses totaled $12.3 million for the third quarter of 2020. Net realized losses did not have a material impact to NAV per share during the third quarter of 2020, as realized amounts were generally in line with prior fair value amounts. It should be noted that during the third quarter of 2020, we converted our Class B Common Shares of US Well Services, Inc. for Class A tradeable common shares. While this conversion to a new security generated a realized loss of $6.2 million, the number of shares and fair value of our continued equity investment in US Well Services, Inc. remain unchanged.

Net unrealized appreciation totaled $14.8 million, or $5.46 per share, for the third quarter of 2020, compared to net unrealized depreciation of $1.3 million for the third quarter of 2019.

The net increase in net assets resulting from operations was $3.4 million for the third quarter of 2020, or $1.24 per share, compared to a net increase of $1.7 million, or $0.64 per share, for the same period in 2019.

Investment Portfolio

As of September 30, 2020, our portfolio consisted of 36 companies with a fair market value of $280.2 million and a cost basis of $283.2 million. First lien debt investments represented 66.7% of the portfolio, second lien debt investments represented 13.4% of the portfolio, and equity/warrant investments represented 19.9% of the portfolio, based on fair values.

At September 30, 2020, the Company had three debt investments on non-accrual status, totaling $22.0 million and $18.0 million, on a cost basis and fair value basis, respectively.

Liquidity and Capital Resources

At September 30, 2020, the Company had $43.7 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $91.0 million with an annual weighted average interest rate of 2.74%, $72.8 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%.

Subsequent Events

On October 30, 2020, Capitala Business Lending, LLC (the "Borrower"), a direct, wholly owned, consolidated subsidiary of the Company, entered into a senior secured revolving credit agreement (the "KeyBank Credit Facility"), with Capitala Investment Advisors, LLC, as collateral manager, the lenders from time to time parties thereto (each a "Lender"), KeyBank National Association, as administrative agent, and U.S. Bank National Association, as custodian. Under the KeyBank Credit Facility, the Lenders have agreed to extend credit to the Borrower in an aggregate principal amount of up to $25.0 million as of October 30, 2020. The Borrower may, on any business day prior to October 28, 2022, request an increase in the aggregate amount from $25.0 million to $100.0 million in accordance with the terms and in the manner described in the KeyBank Credit Facility. The period during which the Lenders may make loans to the Borrower under the KeyBank Credit Facility commenced on October 30, 2020 and will continue through October 28, 2022, unless there is an earlier termination or event of default. The KeyBank Credit Facility matures on October 28, 2023, unless there is an earlier termination or event of default. Borrowings under the KeyBank Credit Facility bear interest at 1-month LIBOR plus 3.5%.

Third Quarter 2020 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Wednesday, November 4, 2020. The call will be broadcast live in listen-only mode on the Company’s investor relations website at www.CapitalaGroup.com. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first lien loans, and, to a lesser extent, second lien loans and equity securities issued by lower and traditional middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $3.0 billion asset management firm that has been providing capital to lower middle market companies throughout North America for over twenty years. Since its inception in 1998, Capitala Group has invested in over 165 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for its individual and institutional investors. For more information, definitions and details visit Capitala Group’s website at www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $190,961 and $250,433, respectively)	$185,260	$241,046
Affiliate investments (amortized cost of $83,241 and $80,756, respectively)	86,361	98,763
Control investments (amortized cost of $8,995 and $22,692, respectively)	8,628	22,723
Total investments at fair value (amortized cost of $283,197 and $353,881, respectively)	280,249	362,532
Cash and cash equivalents	43,687	62,321
Interest and dividend receivable	2,172	1,745
Prepaid expenses	470	624
Deferred tax asset, net	-	-
Other assets	25	115
Total assets	$326,603	$427,337

LIABILITIES
SBA Debentures (net of deferred financing costs of $571 and $1,006, respectively)	$90,429	$148,994
2022 Notes (net of deferred financing costs of $988 and $1,447, respectively)	71,845	73,553
2022 Convertible Notes (net of deferred financing costs of $645 and $916, respectively)	51,443	51,172
Credit Facility (net of deferred financing costs of $0 and $1,165, respectively)	-	(1,165)
Management and incentive fees payable	3,602	3,713
Interest and financing fees payable	875	2,439
Accounts payable and accrued expenses	-	518
Total liabilities	$218,194	$279,224

NET ASSETS
Common stock, par value $0.01, 100,000,000 common shares authorized, 2,711,068 and 2,700,628 common shares issued and outstanding, respectively (1)	$27	$27
Additional paid in capital	238,355	238,021
Total distributable loss	(129,973)	(89,935)
Total net assets	$108,409	$148,113
Total liabilities and net assets	$326,603	$427,337

Net asset value per share (1)	$39.99	$54.84

(1)	Authorized, issued and outstanding shares of Capitala Finance Corp.'s common stock and net asset value per share have been adjusted for the periods shown to reflect the one-for-six reverse stock split effected on August 21, 2020 on a retroactive basis.

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
INVESTMENT INCOME
Interest and fee income:
Non-control/non-affiliate investments	$4,407	$6,270	$13,807	$21,096
Affiliate investments	1,721	1,898	5,032	6,578
Control investments	103	115	309	1,421
Total interest and fee income	6,231	8,283	19,148	29,095
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	220	388	934	1,283
Affiliate investments	242	235	610	611
Control investments	-	-	-	372
Total payment-in-kind interest and dividend income	462	623	1,544	2,266
Dividend income:
Non-control/non-affiliate investments	-	-	-	1,281
Affiliate investments	-	25	25	25
Control investments	-	1,134	-	1,584
Total dividend income	-	1,159	25	2,890
Interest income from cash and cash equivalents	1	61	50	149
Total investment income	6,694	10,126	20,767	34,400

EXPENSES
Interest and financing expenses	3,423	4,110	12,134	12,751
Base management fee	1,565	1,925	4,988	6,063
Incentive fees	-	-	-	1,497
General and administrative expenses	964	1,107	3,525	3,236
Expenses before incentive fee waiver	5,952	7,142	20,647	23,547
Incentive fee waiver	-	-	-	(288)
Total expenses	5,952	7,142	20,647	23,259

NET INVESTMENT INCOME	742	2,984	120	11,141

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	(12,344)	-	(25,518)	(3,544)
Affiliate investments	-	12	1,341	2,288
Control investments	-	-	(484)	(19,656)
Net realized gain (loss) on investments	(12,344)	12	(24,661)	(20,912)
Net unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	15,218	1,518	3,686	4,539
Affiliate investments	(156)	1,218	(14,887)	(3,719)
Control investments	(260)	(4,015)	(398)	(17,999)
Net unrealized appreciation (depreciation) on investments	14,802	(1,279)	(11,599)	(17,179)
Net realized and unrealized gain (loss) on investments	2,458	(1,267)	(36,260)	(38,091)
Tax provision	-	-	-	(628)
Total net realized and unrealized gain (loss) on investments, net of taxes	2,458	(1,267)	(36,260)	(38,719)

Net realized gain on extinguishment of debt	155	-	155	-

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$3,355	$1,717	$(35,985)	$(27,578)

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED (1)	$1.24	$0.64	$(13.29)	$(10.28)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC AND DILUTED (1)	2,711,068	2,688,894	2,708,532	2,682,985

DISTRIBUTIONS PAID PER SHARE (2)	$-	$1.50	$1.50	$4.50

(1)	Basic and diluted shares of Capitala Finance Corp.'s (the "Company") common stock have been adjusted for the periods shown to reflect the one-for-six reverse stock split effected on August 21, 2020 on a retroactive basis.
(2)	Dividends paid per share of the Company's common stock has been adjusted for the periods shown to reflect the one-for-six reverse stock split effected on August 21, 2020 on a retroactive basis.